RESIGNATION, SEPARATION AND RELEASE AGREEMENT

THIS RESIGNATION, SEPARATION AND RELEASE AGREEMENT (the **"Agreement"**) is entered into as of the 21st day of December, 2022 by and between Yulia Lazaridou (**"Lazaridou"**) and Minaro Corp, a Nevada corporation (the **"Company"**).

WHEREAS, Lazaridou is employed as the President, Treasurer, Secretary, and Chief Executive Officer of the Company and serves as the sole member of the Board of Directors of the Company (the **"Board"**); and

WHEREAS, the Company and Lazaridou desire to enter into this Agreement providing for Lazaridou's amicable resignation from the Company's employment and from the Board, and to settle any payments that may be due to Lazaridou.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Resignation Date. Lazaridou acknowledges that hers last day of employment with the Company and last day of service on the Board shall be December 21, 2022 (the **"Termination Date"**). On the Termination Date, and as a condition to payment of the Stock Repurchase Payment (as defined in Section 2), Lazaridou will submit the letter of resignation in the form attached on **Exhibit A** hereto. Lazaridou further understands and agrees that, as of the Termination Date, she will be no longer authorized to conduct any business on behalf of the Company in any capacity or to hold herself out as an executive, officer, director, agent or representative of the Company. Any and all positions and/or titles held by Lazaridou with the Company will be deemed to have been resigned as of the Termination Date.

2. Stock Repurchase Payment and Share Retirement Contemporaneously with this Agreement, the Company shall pay Lazaridou $540,904 (the **"Stock Repurchase Payment"**) in exchange for Lazaridou delivering to the Company stock certificates representing all of her shares of the Company, duly endorsed and notarized for return to Treasury and retirement in blank as set forth on **Schedule A** hereto (the **"Retired Shares"**), and instructions, as set forth on **Exhibit B** hereto, to the Company's transfer agent authorizing the return to treasury and retirement of the Retired Shares. [The parties acknowledge that the Stock Repurchase Payment shall be treated as the repurchase price of the Retired Shares and not as compensation or severance payments to Lazaridou.]

3. Representation and Warranties. Lazaridou represents and warrants to the Company that she is the owner of the Retired Shares, that she has good and marketable title to the Retired Shares, and that the Retired Shares are free and clear of all liens, security interests or pledges of any kind whatsoever. Lazaridou has not assigned or transferred any claim she is releasing hereunder, nor has she purported to do so.

4. Lazaridou's Release. In consideration for the payments and benefits described above, including without limitation the Stock Repurchase Payment, and for other good and valuable consideration, Lazaridou hereby releases and forever discharges the Company, as well as its affiliates and all of their respective directors, officers, employees, members, managers, agents, employees, representatives and attorneys, of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, which she ever had, now has, or hereafter may have on account of her employment with or service on the Board of Directors of the Company, the termination of her employment with the Company, and/or any other fact, matter, incident, claim, injury, event, circumstance, happening, occurrence, and/or thing of any kind or nature which arose or occurred prior to the date when she executes this Agreement, including, but not limited to, any and all claims for wrongful termination; breach of any implied or express employment contract; unpaid compensation of any

kind; breach of any fiduciary duty and/or duty of loyalty; breach of any implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; defamation; fraud; unlawful discrimination, harassment; or retaliation based upon age, race, sex, gender, sexual orientation, marital status, religion, national origin, medical condition, disability, handicap, or otherwise; any and all claims arising under arising under Title VII of the Civil Rights Act of 1964, as amended ("Title VII"); the Equal Pay Act of 1963, as amended ("EPA"); the Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the Americans with Disabilities Act of 1990, as amended ("ADA"); the Family and Medical Leave Act, as amended ("FMLA"); the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Sarbanes-Oxley Act of 2002, as amended ("SOX"); the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"); and/or any other federal, state, or local law(s) or regulation(s); any and all claims for damages of any nature, including compensatory, general, special, or punitive; and any and all claims for costs, fees, or other expenses, including without limitation attorneys' fees and expenses, incurred in any of these matters. The Company acknowledges, however, that Lazaridou does not release or waive any rights to contribution or indemnity under this Agreement to which she may otherwise be entitled. The Company also acknowledges that Lazaridou does not release or waive any claims, and that she retains any rights she may have, to any vested 401(k) monies (if any) or benefits (if any), or any other benefit entitlement that is vested as of the Termination Date pursuant to the terms of any Company-sponsored benefit plan governed by ERISA. Nothing contained herein shall release the Company from its obligations set forth in this Agreement. LAZRIDOU UNDERSTANDS THAT FOR ALL PURPOSES OTHER THAN HER WAIVER OF CLAIMS UNDER THE ADEA, THIS AGREEMENT WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION BY THE PARTIES HERETO.

5. Indemnification. Lazaridou agrees to indemnify the Company, and hold it harmless from and in respect of any assessment, loss, damage, liability, cost and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees and expenses) imposed upon or incurred by the Company resulting from any breach of representation or warranty, in any material respect, made by Lazaridou pursuant to Section 3 of this Agreement. If any claim, action or proceeding is brought against the Company arising out of a claim that is the subject of indemnification under this Agreement, the Company shall provide Lazaridou with prompt written notice of the same, together with the basis for seeking indemnification (the **"Indemnification Notice")**. Upon receipt of an Indemnification Notice by Lazaridou, Lazaridou shall inform the Company (delivering the Indemnification Notice), within five business days after receipt of the Indemnification Notice, whether Lazaridou elects to compromise or defend such claim, action or proceeding. Lazaridou shall have the right, at her option, to compromise the claim, at her own expense. In the event Lazaridou elects to defend, the Company shall have the right to control the defense of any claim brought against her that is the subject of this indemnification. All costs and expenses incurred, including legal fees and expenses, in connection with the compromise or defense of any claim shall be paid by Lazaridou.

6. Future Cooperation. Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement. Lazaridou agrees to reasonably cooperate with the Company and its financial and legal advisors in connection with any matters covered by Sections 6.10, 6.11, and 6.12 of the Share Exchange Agreement by and among the Company, Lazaridou, Pineapple Consolidated, Inc. **("PCI")** and the shareholders of PCI, dated as of the date hereof (the **"Share Exchange Agreement"**).

7. Applicable Law. Except as to matters preempted by ERISA or other laws of the United States of America, all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, County of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of the Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

8. Entire Agreement. This Agreement may not be changed or altered, except by a writing signed by both parties. Until such time as this Agreement has been executed and subscribed by both parties hereto: (i) its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such. This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties.

9. Assignment. This Agreement is not assignable without the prior written consent of the parties hereto. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11. Acknowledgement. Lazaridou acknowledges that she has carefully read this Agreement in its entirety; has been advised to consult and has been provided with an opportunity to consult with legal counsel of her choosing in connection with this Agreement; (c) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with her independent legal counsel or has been provided with a reasonable opportunity to do so; (d) has had answered to her satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; and (e) is signing this Agreement voluntarily and of her own free will and agrees to abide by all the terms and conditions contained herein.

12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[signature page follows]

IN WITNESS HEREOF, the parties hereby enter into this Agreement and annex their signatures as of the date first above written.

MINARO CORP

Yulia Lazaridou
Title: President

I, Yulia Lazaridou, in signing below, confirm the funds being received for my share cancellation are going to me as the principal shareholder of Minaro Corp and are not being diverted to third parties. I further confirm, represent and covenant that Minaro Corp is debt free and in not encumbered by liens, judgments, or other undisclosed debts or other liabilities of any kind. I understand that PCI and the Company are relying on these representations, confirmations and covenants in entering into this Agreement as well as the Share Exchange Agreement.

Yulia Lazaridou

SCHEDULE A

Common Stock Certificate #	# of Shares
1	2,800,000
	TOTAL: 2,800,000

EXHIBIT A

YULIA LAZARIDOU

December 21, 2022

To the Board of Directors
of Minaro Corp:

Ladies and Gentlemen:

I hereby resign from all of my positions as an employee, officer and director of Minaro Corp, a Nevada corporation (the "Company"), effective immediately.

Further, I hereby confirm that there is not any outstanding remuneration, fees or any monies of any nature owed to me by the Company, I have no claim against the Company in respect of any outstanding remuneration, fees or monies owed of any nature.

____
Yulia Lazaridou

EXHIBITB

YULIA LAZARIDOU

December 21, 2022

VStock Transfer, LLC, ("Transfer Agent")
18 Lafayette Place
Woodmere, NY 11598
info@vstocktransfer.com

Ladies and Gentlemen:

This letter confirms my return to treasury and retirement of 2,800,000 shares of common stock of Minaro Corp represented by certificate/book entry #1. Please find enclosed the original notarized stock power authorizing this cancellation.

Yulia Lazaridou